ARTICLES OF INCORPORATION

                                       OF

                              INEEDITDONE.COM, INC.


                                        I
                                      NAME

         The name of the corporation is INeedItDone.com, Inc.


                                       II
                                     PURPOSE

         The purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.


                                       III
                                INITIAL BUSINESS

         The corporation shall initially conduct the business of owning and operating an internet website providing services.


                                       IV
                               AUTHORIZED CAPITAL

         The corporation shall have authority to issue a total of one hundred million (100,000,000.00) shares of common stock at $.00l par value.


                                        V
                                 STATUTORY AGENT

         The name and address of the initial statutory agent is: Gregory V. Gadarian, 2200 East River Road, Suite, 123, Tucson, Arizona 85718.


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                                       VI
                             KNOWN PLACE OF BUSINESS

         The known place of business shall be: 2082 West Hadley Street, Tucson, Arizona 85705.


                                       VII
                               BOARD OF DIRECTORS

         The initial Board of Directors shall consist of one (1) director. The person who is to serve as director until the first annual meeting of the shareholders, or until his successor is elected and qualified is David L. Penn, 2082 West Hadley Street, Tucson, Arizona 85705. The number of persons to serve on the Board of Directors shall thereafter be fixed by the bylaws.


                                      VIII
                             LIABILITY OF DIRECTORS

         The personal liability of the directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director is limited or eliminated to the fullest extent permitted by applicable law.

                                       IX
                                  INCORPORATORS

        The incorporator of the corporation is Gregory V. Gadarian, 2200 East River Road, Suite 123, Tucson, Arizona 85718.

DATED this 7th day of FEBRUARY, 2000.


/s/ Gregory V. Gadarian
-------------------------------
Gregory V. Gadarian



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